Exhibit 21.1

SUBSIDIARIES

Maison Managers, Inc., a Delaware Corporation

Maison Insurance Company, a Louisiana Corporation

ClaimCor, LLC, a Florida Limited Liability Company

PIH Re, Ltd., a Bermuda Company